Exhibit 99.1

Ventas, Inc.        10350 Ormsby Park Place, Suite 300        Louisville, Kentucky 40223        (502) 357•9000        (502) 357•9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Executive Vice President and CFO
(502) 357-9000

VENTAS AMENDS $600 MILLION UNSECURED BANK CREDIT FACILITY

Ventas Receives Additional Capacity and Enhanced Flexibility

LOUISVILLE, KY (July 27, 2007) – Ventas, Inc. (NYSE: VTR) said today that its subsidiary, Ventas Realty, Limited Partnership (together, “Ventas” or the “Company”), has amended its $600 million unsecured bank credit facility to provide the Company with improved terms, including the addition of a $150 million “accordion” feature that permits the Company to expand its borrowing capacity to a total of $750 million upon satisfaction of certain conditions. Current pricing under the credit facility remains at 75 basis points over LIBOR, and the Company said it does not expect to record any material expenses or charges in connection with the amendment.

“With the acquisition this year of Sunrise Senior Living REIT and its 77 high-quality private pay communities, we have succeeded in transforming our Company,” Ventas Chairman, President and Chief Executive Officer Debra A. Cafaro said. “We have substantially increased our enterprise value, improved the quality of our diverse healthcare and seniors housing portfolio, expanded our footprint into the attractive Canadian market and gained proprietary access to a development pipeline of Sunrise Senior Living assets. The changes to our credit facility are designed to reflect these positive developments. We appreciate the continued support of our lender group.”

Bank of America, N.A. is the administrative agent for the credit facility.

Ventas, Inc. is a leading healthcare real estate investment trust. Its diverse portfolio of properties located in 43 states and two Canadian provinces includes seniors housing communities, skilled nursing facilities, hospitals and medical office and other properties. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth

- MORE -

Ventas Amends $600 Million Unsecured

Bank Credit Facility

July 27, 2007

opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the Company’s plans or results include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers, managers and other third parties, as applicable, to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”), Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) and Sunrise Senior Living, Inc. (together with its subsidiaries, “Sunrise”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale, Alterra and Sunrise; (c) the ability of the Company’s operators, tenants, borrowers and managers, as applicable, to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (e) the nature and extent of future competition; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s cost of borrowing; (h) the ability of the Company’s operators and managers, as applicable, to deliver high quality services, to attract and retain healthcare personnel and to attract residents and patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ended December 31, 2006 and for the year ending December 31, 2007; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) risks associated with the acquisition of Sunrise Senior Living REIT (“Sunrise REIT”), including the Company’s ability to timely and fully realize the expected revenues and cost savings therefrom; (q) factors causing volatility of revenues generated by the properties acquired in connection with the acquisition of Sunrise REIT, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs and professional and general liability claims; (r) the movement of U.S. and Canadian exchange rates; (s) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred, and the Company’s earnings; and (t) the impact on the liquidity, financial condition and results of operations of the Company’s operators, tenants, borrowers and managers, as applicable, resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators, tenants, borrowers and managers to accurately estimate the magnitude of such liabilities. Many of these factors are beyond the control of the Company and its management.

-END-